Powin Corporation

EXTENSION OF COMMON STOCK PURCHASE WARRANTS "A"

The Extension of the Common Stock Purchase Warrant "A" offered by Powin Corporation on July 8, 2008, as extended in May 2009, shall hereby be extended and amended as follows:

The "Term" of this warranty shall be extended for a period of one year following the expiration date of March 31, 2011 (as extended in May 2009) to March 31, 2012.

All other provisions and terms of the warrant shall remain the same.

IN WITNESS THEREOF, the company has executed this warrant as of this 15th day of February, 2011.

POWIN CORPORATION

By: /s/ Ronald Horne

      Ronald Horne, Secretary/Treasurer